Exhibit 10.31

INTERNATIONAL COAL GROUP, INC.

EXECUTIVE SEVERANCE PLAN

RECITALS

This Executive Severance Plan (the “Plan”) is adopted by International Coal Group, Inc. (“ICG”) and its Affiliates for the benefit of a select group of their management or highly-compensated employees. The purpose of the Plan is to provide employer funded severance benefits to certain selected employees of ICG and its Affiliates who satisfy the conditions for benefits set forth in the Plan including executing and not revoking a General Release in Full of All Claims. It is intended that the Plan be a “severance pay plan” as defined in Department of Labor Regulation section 2510.3-2(b) and an unfunded welfare plan maintained for the purpose of providing benefits for a select group of management or highly-compensated employees as described in Department of Labor Regulation section 2520.104-24.

ARTICLE I

DEFINITIONS

For purposes of this Plan and exhibits hereto the following definitions shall apply unless the context clearly indicates the contrary:

1.01 “Affiliate” shall mean any entity “controlled” by ICG. “Controlled” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, membership or partnership interests, election or appointment of directors, by contract or otherwise.

1.02 “Board of Directors” shall mean the Board of Directors of ICG.

1.03 “Certificate of Participation” is the form attached as Exhibit A which designates Employee as a Participant and under which Employee acknowledges the terms and conditions of his eligibility for benefits.

1.04 “Compensation Committee” shall mean the Compensation Committee of the Board of Directors and in the absence of such committee the Board of Directors.

1.05 “Designated Employee” shall mean an Employee of Employer who (i) is a member of a select group of management of Employer or is a highly compensated employee of Employer and (ii) who is designated pursuant to Article II by the Compensation Committee as eligible to participate in the Plan.

1.06 “Effective Date” shall mean December 15, 2006.

1.07 “Employee” shall mean an employee of an Employer.

1.08 “Employer” shall mean ICG, ICG, LLC, and any Affiliate which has adopted the Plan with the approval of ICG.

1.09 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.10 “General Release in Full of All Claims Agreement” means that certain agreement under which Participant releases all employment claims against ICG and its Affiliates in the form of Exhibit B as attached hereto and as shall be amended from time to time in the sole discretion of the Plan Administrator.

1.11 “ICG” shall mean International Coal Group, Inc., or any successor thereto.

1.12 “Involuntary Termination of Employment Not for Cause” shall mean (i) the termination of Designated Employee’s employment by his Employer for any reason other than those set forth in the following sentence or (ii) Designated Employee’s voluntary resignation following either (a) without the Designated Employee’s written consent, a 10% or more reduction in Regular Salary or (b) his Employer’s written request that Designated Employee voluntarily resign for any reason other than those set forth in the following sentence. Employee’s termination of employment will be deemed not for cause only if it is for some reason other than the following: i) conduct by the Employee that amounts to fraud, dishonesty, gross negligence, willful misconduct in connection with any of his employment duties, or willful violation of any of ICG’s or an Affiliate’s policies and procedures, ii) conviction of a felony, or iii) the misappropriation of funds or property belonging to ICG or an Affiliate. Neither death nor termination as a result of sickness or disability shall be deemed to be an Involuntary Termination of Employment Not for Cause.

1.13 “Participants” shall mean those Designated Employees who have executed a Certificate of Participation.

1.14 “Plan” shall mean this International Coal Group, Inc. Executive Severance Plan and all attachments hereto.

1.15 “Plan Administrator” shall mean International Coal Group, Inc.

1.16 “Regular Salary” means the highest monthly regular salary paid to Participant by his Employer during the six months preceding his termination of employment.

ARTICLE II

ELIGIBILITY

The Compensation Committee shall, from time to time, designate Employees whom it finds are a member of a select group of management or highly-compensated employees (“select group employee”) to be eligible to participate in the Plan. In making the determination of who is a select group employee, the rules and regulations issued pursuant to ERISA shall control. The fact that an Employee is a select group employee shall not entitle him to participate in the Plan unless the Compensation Committee affirmatively designates such Employee as eligible to participate. Designated Employees will be furnished a Certificate of Participation signed by a member of the Compensation Committee to designate their eligibility for participation and only become a participant upon execution and return to the Plan Administrator of the Certificate of Participation.

ARTICLE III

SEVERANCE BENEFIT

3.01 If a Participant’s employment with Employer terminates in a manner which is an Involuntary Termination of Employment Not for Cause and Participant executes and does not revoke a General Release in Full of All Claims Agreement, Participant shall be entitled to the following benefits under this Plan: (i) Participant shall continue to receive his Regular Salary from his Employer for a twelve month period following his termination of employment (subject to the offset in Section 3.02 below and unless sooner terminated under Section 3.03 below), (ii) should Participant elect to continue his health coverage under COBRA through Employer’s group health plan, Employer shall pay the cost of such COBRA health coverage at the same classification (e.g., single, family, etc.) as in effect immediately prior to termination until the earlier of (a) Participant becoming ineligible for COBRA coverage, (b) the payment of eighteen monthly premiums following Participant’s termination of employment, or (c) termination pursuant to Section 3.03 below, (iii) continuation of the Employer provided standard group term life insurance for a twelve month period following his termination of employment (unless sooner terminated under Section 3.03 below), and (iv) financial consulting services (such as AYCO or such other financial consulting services provider that provide such services to Participants and arranged for by ICG or its Affiliates prior to such termination) for a period of twelve months, unless sooner terminated under Section 3.03 below.

3.02 If Participant is entitled to any salary continuation or any payment comparable to salary continuation from ICG or its Affiliates following his termination of employment pursuant to his employment agreement, other severance plan or any other salary continuation arrangement (collectively “primary salary continuation”), payments from such primary salary continuation shall reduce dollar for dollar any salary continuation under Section 3.01 and Participant shall only be entitled to payment pursuant to Section 3.01 to the extent that the total of such salary continuation under Section 3.01 exceeds Participant’s primary salary continuation. Primary salary continuation shall not include qualified or non-qualified deferred compensation arrangements, stock options, equity compensation or deferred bonuses.

3.03 During the Participant’s employment with ICG or its Affiliates, Participant will have access to and become familiar with various trade secrets and confidential information belonging to ICG and its various Affiliates including but not limited to costs and strategic planning information. Participant acknowledges that such confidential information and trade secrets are owned and shall continue to be owned by ICG and its Affiliates. Participant agrees not to use, communicate, reveal or otherwise make available such information for any purpose whatsoever or to divulge such information to any person, partnership, corporation or entity other than ICG or persons expressly designated by ICG unless such Participant is compelled to disclose it by judicial process. Additionally, Participant agrees that, for a period of one (1)year after termination of employment, he shall not, directly or indirectly, on his own behalf or with others (A) induce or attempt to induce any ICG employee who is a senior officer of ICG or a direct report to Participant or who is a president, mine superintendent or maintenance superintendent or an equivalent position of any subsidiary or operating unit of ICG or its Affiliates(“Protected Employee”) to leave the employ of ICG or its Affiliates, or in any way interfere with the relationship between ICG and any Protected Employee, except that it is specifically understood that this provision is not violated by any response by a Protected Employee to a publicly announced job opening with Participant or his subsequent employer whether such announcement appears in newspapers, trade publications, web sites or similar public media; (B) induce or attempt to induce any referral source, customer or other business relation of ICG not to do business with ICG, or to cease doing business with ICG; or (C) solicit, divert or actively take away, or attempt to solicit, divert or take away, for purposes of conducting a business substantially similar to the business of ICG, any individual, corporation, partnership or other association or entity who as of the Termination Date, both (i) had a business relationship with ICG or its Affiliates or, to Participant’s knowledge, was during the ninety (90) day period preceding the date of termination of employment solicited in writing by ICG or its Affiliates for business (whether or not he, she or it became an actual customer) and (ii) was personally contacted by Participant during such ninety (90) day period; provided, however, that the foregoing provisions of this Section shall not prohibit Participant from participating in any response to an open bidding or quote request of any customer of ICG or its Affiliates, or prohibit Participant from any solicitation that does not, directly or indirectly, divert business from ICG; and, provided further, that Participant and any subsequent employer may in the ordinary course of business compete with ICG for customers, properties or otherwise, without violating this Section, provided that Participant shall not attempt to induce any entity with which ICG has any existing business relationship to terminate that business relationship prior to the termination of existing contracts or orders with that entity. Should Participant violate any portion of this provision, ICG’s and Affiliate’s obligation to make any severance benefit payments as set forth in Section 3.01 shall cease.

3.04 Any salary continuation benefit due the Participant shall be payable in accordance with the normal payroll practices of Employer and subject to all applicable withholding taxes. Upon Participant’s death after meeting all requirements for benefits, the salary continuation payments shall continue to be paid to his estate for the duration of the period described in Section 3.01.

ARTICLE IV

ADMINISTRATION

4.01 The Plan Administrator shall have full power and authority to administer, interpret and construe this Plan, and its interpretations and constructions hereof and actions hereunder, including any determination of the amount of payments to be made here from, shall be binding and conclusive on all persons for all purposes. No agent of ICG or Affiliate shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of the Plan unless attributable to his own willful misconduct or lack of good faith.

4.02 Claims for benefits under the Plan must be filed in writing with the Compensation Committee. Written notice of the disposition of a claim shall be furnished to the claimant within 90 days after the application is filed. In the event the claim is denied, the reasons for the denial shall be specifically set forth in the notice in language calculated to be understood by the claimant, pertinent provisions of the Plan shall be cited, and, where appropriate, a description of any additional material or information necessary for the claimant to perfect the claim and why such material or information is necessary. In addition, the claimant shall be furnished with an explanation of the Plan’s claims review procedure, time limits applicable to such procedures including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit termination on review. The information furnished to the claimant shall comply with Department of Labor Regulations Section 2560.5031(h).

4.03 Any Participant who has been denied a benefit by decision of the Compensation Committee pursuant to section 4.02 shall be entitled to request the Plan Administrator to give further consideration to his claim by filing with the Plan Administrator a written request for a hearing. Such request, together with a written statement of the reasons why the claimant believes his claim should be allowed, shall be filed with the Plan Administrator no later than 60 days after receipt of the written notification provided in section 4.02. The Plan Administrator shall then conduct a hearing within the next 60 days at which the claimant may be represented by an attorney or other representative of his choosing and expense, and at which the claimant shall have an opportunity to submit written and oral evidence and arguments in support of his claim. At the hearing (or prior thereto upon 5 business days written notice to the Plan Administrator), the claimant or his representative shall have an opportunity to review all documents in possession of the Plan Administrator which are pertinent to the claim and its disallowance. Either the claimant or the Plan Administrator may cause a court reporter to attend the hearing and record the proceedings. In such event, a complete written transcript of the proceedings shall be furnished to both parties by the court reporter. The full expense of such court reporter and such transcripts shall be borne by the party causing the court reporter to attend the meeting. A final decision as to the allowance of the claim shall be made by the Plan Administrator within 60 days of receipt of the appeal (unless there has been an extension of 60 days due to special circumstances, provided the delay and special circumstances occasioning it are communicated to the claimant within the 60 day period). Such communication shall be written in a manner calculated to be understood by the claimant and shall include specific reasons for the decision, specific references to the pertinent Plan provisions on which the decision is based, and a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of all documents, records, and other information relevant to the claimant’s claim for benefits.

ARTICLE V

AMENDMENTS

ICG reserves the right, at any time by action of its Compensation Committee to terminate, modify or amend, in whole or in part, any or all of the provisions of the Plan at anytime; provided, however, that (i) during the eighteen (18) month period following a Change in Control, the Plan (including any attached exhibits) may not be amended or terminated, if such amendment would be adverse to the interest of any Participant, without the consent of such Participant and (ii) no action by the Compensation Committee or the Board of Directors shall be retroactive nor place substantial additional limitations on the payment of severance benefits to the Participant. For purposes of Article V, “Change in Control” shall have the meaning ascribed to such term in the International Coal Group, Inc. 2005 Equity and Performance Incentive Plan.

ARTICLE VI

MISCELLANEOUS

6.01 Nothing in this Plan shall be construed to give any Participant or other person any right, title, interest or claim in or to any specific asset, fund, reserve account or property of any kind whatsoever owned by ICG or its Affiliates or in which they may have a right, title or interest now or in the future.

6.02 The Participants shall only have the status of general unsecured creditors of ICG and Affiliates. This Plan constitutes a mere promise by ICG and Affiliates to make severance payments in the future. This Plan is intended to be unfunded for tax purposes and for purpose of Title I of ERISA.

6.03 A Participant’s right to benefits under the Plan is not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the Participant or the Participant’s beneficiary.

6.04 Nothing contained in the Plan shall be construed as conferring upon a Participant the right to continue to serve as an employee of ICG or its Affiliates or to assure Participant of any specific level of compensation from ICG or its Affiliates.

6.05 In connection with a termination of employment described in Section 3.01, the Plan Administrator shall furnish to Participant the General Release in Full of All Claims agreement for such Participant’s review and execution which if executed and not revoked within the time limits set forth therein shall release all claims Participant may have against ICG and its related persons. Participant shall have up to 45 days to consider the impact of the release and to discuss the release and its impact with his attorney.

6.06 As used herein, the masculine gender shall include the feminine and the singular shall include the plural as the circumstances require.

6.07 The Plan shall be governed by the laws of West Virginia.

6.08 To the extent applicable, it is intended that the Plan comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder (the “Code”). This Plan shall be administered in a manner consistent with this intent, and any provision that would cause the Plan to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Participant).

INTERNATIONAL COAL GROUP, INC.

By	/S/ ROGER L. NICHOLSON
Its	Senior Vice President and Secretary

ATTEST:
/S/ J.C. “MAX” WILKINSON

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